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                                     EXHIBIT 11
                                EAGLE FINANCE CORP.

                        COMPUTATION OF NET INCOME PER SHARE
                 For the Three Months Ended March 31, 1998 and 1997
                                    (Unaudited)
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                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                  ---------------------------------------
                                                          1998             1997
                                                  ---------------        ---------

                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1.   Income (loss) before income taxes . . . . . . .    $  (1,476)       $  (1,508)
2.   Applicable income taxes . . . . . . . . . . . .           --               --
                                                        ---------        ---------
3.   Net income (loss) . . . . . . . . . . . . . . .    $  (1,476)       $  (1,508)
                                                        ---------        ---------
                                                        ---------        ---------

Number of outstanding shares:
4.   Weighted average common shares
     outstanding, adjusted for stock splits  . . . .        4,229            4,189
5.   Weighted average shares of treasury
     stock outstanding, adjusted for stock splits              --               --
6.   Weighted average shares reserved for stock
     options (utilizing the treasury stock method) .           --               --
7.   Common shares outstanding (Line 4-5+6). . . . .        4,229            4,189

Net income (loss) per share:
8.   Net income (loss) per common shares (Line 3/4).       ($0.35)          ($0.36)
9.   Fully diluted net income (loss) per common (Line 3/7) ($0.35)          ($0.36)

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